UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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THE ENSIGN GROUP, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
PROPOSAL 1: ELECTION OF TWO DIRECTORS
PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
OTHER MATTERS
AVAILABLE INFORMATION

THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2010

TO THE STOCKHOLDERS OF THE ENSIGN GROUP, INC.:

The annual meeting of the stockholders (the “Annual Meeting”) of The Ensign Group, Inc. (the “Company”) will be held at the Company’s Southland Care Center and Home facility, located at 11701 Studebaker Road in Norwalk, California 90650 on Wednesday, May 19, 2010. The Annual Meeting will convene at 10:00 a.m. PDT, to consider and take action on the following proposals:

(1) to elect the following two nominees, Dr. Antoinette T. Hubenette and Mr. Thomas A. Maloof to the Board of Directors to serve until the annual meeting of the Company in 2013 or until a successor has been appointed and is qualified;

(2) to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010; and

(3) to transact such other business as may properly come before the meeting.

ONLY OWNERS OF RECORD OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK AS OF THE CLOSE OF BUSINESS ON APRIL 13, 2010 (THE “RECORD DATE”) WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. EACH SHARE OF COMMON STOCK IS ENTITLED TO ONE VOTE.

The Company’s Proxy Statement is attached hereto. Financial and other information concerning the Company is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE ATTENDANCE AT AND VOTE OF EACH STOCKHOLDER AT THE ANNUAL MEETING IS IMPORTANT, AND EACH STOCKHOLDER IS ENCOURAGED TO ATTEND. TO ASSURE THAT YOUR VOTE IS COUNTED, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

THE ENSIGN GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS

CHRISTOPHER R. CHRISTENSEN
PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mission Viejo, California
Dated: April 28, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2010:

THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT HTTP://WWW.CFPPROXY/6359

THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691

Proxy Statement
For the Annual Meeting of Stockholders
to be Held on May 19, 2010

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Ensign Group, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held at the Company’s Southland Care Center and Home facility, located at 11701 Studebaker Road, Norwalk, California 90650 at 10:00 a.m. PDT, on Wednesday, May 19, 2010 (the “Annual Meeting”). Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. When used in this Proxy Statement, the terms “we,” “us,” “our,” or the “Company” refer to The Ensign Group, Inc. and its subsidiaries; however, The Ensign Group, Inc. is a holding company and each of the facilities and operations referenced herein is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these facilities are operated by the same entity.

THIS PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND FORM OF PROXY ARE FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 28, 2010.

At the Annual Meeting, the stockholders of the Company will be asked to vote on two proposals. Proposal 1 is the annual election of directors to serve on our Board of Directors and Proposal 2 is to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2010.

A proxy for use at the Annual Meeting is enclosed. Any stockholder who executes and delivers such proxy has the right to revoke it any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted FOR the proposal in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000 plus out-of-pocket expenses, all of which would be paid by the Company

Record Date and Quorum Requirements

April 13, 2010 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 20,731,532 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), were issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote. The Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposal 2 and will not be counted as votes for or against Proposal 2. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the nominees. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against such proposal or abstention is specifically indicated in the proxy.

PROPOSAL 1: ELECTION OF TWO DIRECTORS

General

Our amended and restated certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms and each class as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Messrs. Roy E. Christensen and John G. Nackel have been designated Class I directors, and their term expires at the annual meeting of the stockholders to be held following the 2010 fiscal year. Messrs. Christopher R. Christensen and Van R. Johnson have been designated Class II directors, and their term expires at the annual meeting of the stockholders to be held following the 2011 fiscal year. Dr. Antoinette Hubenette and Mr. Thomas A. Maloof have been designated Class III directors, and their term expires at the Annual Meeting.

On the recommendation of the nomination and corporate governance committee, our Board of Directors, including its independent directors, selected and approved Dr. Antoinette T. Hubenette and Mr. Thomas A. Maloof as nominees for election in Class III, the class being elected at the Annual Meeting, to serve for a term of three years, expiring at the annual meeting of the stockholders to be held following the 2012 fiscal year or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Dr. Antoinette T. Hubenette and Mr. Thomas A. Maloof currently serve as members of our Board of Directors and have agreed to serve if elected. Management has no reason to believe that they will be unavailable to continue to serve. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. This proxy cannot be voted for a greater number of persons than two.

Directors and Nominees

The following table and biographical information sets forth certain information with respect to the nominees for election as well as the continuing directors whose terms expire at the annual meeting of stockholders in 2011 and 2012. The information is current as of March 31, 2010. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Position with the Company	Age	Director Since

Roy E. Christensen	Chairman of the Board	76	1999
Christopher R. Christensen	President, Chief Executive Officer and Director	41	1999
Dr. Antoinette Hubenette	Director	61	2003
Thomas A. Maloof	Director	58	2000
John G. Nackel	Director	58	2008
Van R. Johnson	Director	65	2009

Nominees for Election to the Board of Directors

Antoinette T. Hubenette, M.D. has served as a member of our Board of Directors since June 2003. She currently serves as Chairperson of the Board’s quality assurance and compliance committee, and also serves on the Board’s audit, compensation and nomination and corporate governance committees. Dr. Hubenette is a practicing physician and the former President of Cedars-Sinai Medical Group in Beverly Hills, California. She has been on the staff at Cedars-Sinai Medical Center since 1982, which is in the Los Angeles area. She has served as a director of First California Bank, and its predecessor, Mercantile National Bank, since 1998, and she has served on the board of directors of Cedars-Sinai Medical Care Foundation and GranCare, Inc. (which was later merged into Mariner Post-Acute Network, Inc.). She is a member of numerous medical associations and organizations. We believe that Dr. Hubenette’s extensive board experience, management experience in the healthcare industry and her proven leadership and business capabilities support the conclusion that she should serve as one of our directors.

Thomas A. Maloof has served as a member of our Board of Directors since 2000. He currently serves as Chairman of the Board’s audit committee and also serves on the Board’s compensation and nomination and corporate governance committees. He served as Chief Financial Officer of Hospitality Marketing Concepts from 2000 to August 2005, and prior to that he served as President of Alfigen, Inc., a genetic services provider. He has also served as a director of PC Mall, Inc., a direct marketing company, since 1998 and Farmer Brothers Co., a manufacturer and distributor of coffee and spices, since 2003, both of which are listed on the NASDAQ Global Select Market. We believe that Mr. Maloof’s tenure as Chief Financial Officer of Hospitality Marketing Concepts, his valuable leadership and management insights and his financial expertise support the conclusion that he should serve as one of our directors.

Continuing Directors for Term Ending Upon the 2011 Annual Meeting of Stockholders

Roy E. Christensen has served as our Chairman of the Board since 1999 and currently serves on the Board’s quality assurance and compliance committee. He served as our Chief Executive Officer from 1999 to April 2006. He is a 48-year veteran of the long-term care industry, and was founder and Chairman of both Beverly Enterprises, Inc., a healthcare company, and GranCare, Inc. (which later merged into Mariner Post-Acute Network, Inc.) a healthcare company. In 1994, he founded Covenant Care, Inc., a successful long-term care company, and served as its Chairman and Chief Executive Officer from 1994 to 1997. He was Chairman of GranCare, Inc. from 1988 to 1993, and Chief Executive Officer of GranCare, Inc. from 1988 to 1991. He was a member of President Nixon’s Healthcare Advisory Task Force on Medicare and Medicaid, and spent four years as a member of the Secretary of Health, Education and Welfare’s Advisory Task Force during the Nixon Administration. We believe that Mr. Christensen’s vital role in founding our company, his extensive experience in the skilled nursing industry and his proven leadership and business skills support the conclusion that he should serve as one of our directors. Mr. Christensen is the father of our CEO, Christopher R. Christensen.

John G. Nackel, Ph.D. has served as a member of our Board of Directors since his election to the Board in June 2008. He currently serves as Chairman of the Board’s compensation committee and Vice Chairman of the nominating and corporate governance committee, and also serves on the Board’s audit committee. Mr. Nackel is currently the Chief Executive Officer of Ingenix Consulting, a division of United Health Group. Ingenix Consulting serves the payer, provider, life science and government sectors with strategy, performance improvement, clinical performance and information technology and capital services. Mr. Nackel is a 25-year veteran where he advised health care companies in his role as a global managing director of Ernst & Young LLP’s Healthcare Consulting business unit and New Ventures unit. In May 2007 he founded and began serving as Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC, a healthcare consulting company dedicated to helping emerging healthcare and medical technology companies develop and implement successful strategies for growth, efficiency and capital. Mr. Nackel was President and Chief Executive Officer of Salick Cardiovascular Centers, Inc. from January 2006 to February 2007 and Executive Vice President of U.S. Technology from November 2003 to May 2005. During his career, Mr. Nackel has also served as an executive, board member or chairman of several privately held start-ups and emerging companies, including HealthTask, ConnectedHealth, NetStrike, and Sertan, Inc. He earned his bachelor’s degree at Tufts University, master’s degrees in public health and industrial engineering at the University of Missouri, and a Ph.D. in industrial engineering (health systems design) at the University of Missouri. He is a fellow of the American College of Healthcare Executives (FACHE) and the Healthcare Information and Management Systems Society (HIMSS). He is a senior member of the Institute of Industrial Engineers (IIE). We believe that Mr. Nackel’s extensive experience as a consultant and an advisor to healthcare companies, his extensive board and management experience and his valuable leadership and management insights support the conclusion that he should serve as one of our directors.

Continuing Directors for Term Ending Upon the 2012 Annual Meeting of Stockholders

Christopher R. Christensen has served as our President since 1999 and our Chief Executive Officer since April 2006. Mr. Christensen has concurrently served as a member of our Board of Directors since 1999 and currently sits on the Board’s quality assurance and compliance committee. He previously served as our Chief Operating Officer from 1999 to April 2006. Prior to joining Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. Mr. Christensen has presided over our operations and growth since our inception in 1999. We believe that Mr. Christensen’s important role in the history and management of our company and its affiliates and his leadership and business skills, including his current position as Chief Executive Officer, support the conclusion that he should serve as one of our directors. Mr. Christensen is the son of our Chairman of the Board, Mr. Roy E. Christensen.

Van R. Johnson has served as a member of our Board of Directors since his election to the Board in July 2009. He currently serves on the Boards compensation and quality assurance and compliance committees. He is a 38-year veteran of the healthcare industry, from which he retired in 2004. Mr. Johnson served as a member of the board of directors of VISICU, Inc., a publicly-traded healthcare information technology company, from August 2007 until February 2008 when VISICU was acquired by Philips Holding USA Inc., a subsidiary of Koninklijke Philips Electronics. Prior to his retirement in 2004, Mr. Johnson served for 11 years as the President and Chief Executive Officer and 12 years as a Regional Executive of Sutter Health, a non-profit hospital system with hospitals, skilled nursing facilities and other healthcare operations in California and Hawaii. Mr. Johnson also served for 13 years in various positions at Intermountain Healthcare based in Salt Lake City, Utah. Mr. Johnson earned a bachelor’s degree at Brigham Young University and a Masters in Healthcare Administration from the University of Minnesota. We believe that Mr. Johnson’s extensive board and executive-level management experience and his valuable leadership and management insights support the conclusion that he should serve as one of our directors.

Affirmative Determinations Regarding Director and Nominee Independence

Our Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 5605(b)(1) of the NASDAQ Stock Market Rules: Dr. Antoinette T. Hubenette and Messrs. Thomas A. Maloof, John G. Nackel and Van R. Johnson.

In this Proxy Statement, the aforementioned directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” The Independent Directors intend to meet in executive sessions at which only Independent Directors will be present in conjunction with each regularly scheduled meeting of the Board of Directors.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board has determined that having the Company’s Chief Executive Officer not serve as Chairman is in the best interest of the Company’s stockholders at this time. However, the Board has determined that having the Company’s former Chief Executive Officer serve as the Chairman makes the best use of the former Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2009, our Board of Directors met five times and all Board members attended at least 75 percent of the meetings of our Board and the meetings of any of our Board committees on which they served. Our Board of Directors and its committees also acted by way of various unanimous written consents during the year ended December 31, 2009.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. At the 2009 Annual Meeting, all members of the Board of Directors were in attendance and we expect that at least a majority of our Board of Directors will attend the Annual Meeting.

Our Board of Directors has an audit committee, a compensation committee, a nomination and corporate governance committee and a quality assurance and compliance committee. Each committee has a written charter. Copies of the charters for the audit committee, the compensation committee and the nomination and corporate governance committee are posted on our web site at http://www.ensigngroup.net under the Investor Relations section. In addition, the compensation committee and the Board of Directors meet, at times, without management present.

Compensation Committee.  Our compensation committee currently consists of Messrs. Thomas A. Maloof, John G. Nackel and Van R. Johnson and Dr. Antoinette T. Hubenette. Mr. Nackel serves as chairman of the compensation committee. All members of the compensation committee are independent directors, as defined in the NASDAQ Stock Market listing standards. Our compensation committee held three meetings in 2009. The primary functions of this committee include:

•	developing and reviewing policies relating to compensation and benefits;

•	determining or recommending to our Board of Directors the cash and non-cash compensation of our executive officers;

•	evaluating the performance of our executive officers and overseeing management succession planning;

•	administering or making recommendations to our Board of Directors with respect to the administration of our equity-based and other incentive compensation plans; and

•	overseeing the preparation of the Compensation Discussion and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.

Our compensation committee has retained the services of Steven Hall & Partners, a national consulting firm, to assist the committee in structuring compensation programs and incentives for the Board and key officers of the corporation beginning in 2009. The compensation committee has not delegated any powers or authority to the Chief Executive Officer or any other executive officer of the Company in determining executive officer compensation. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” section below.

Audit Committee.  Our audit committee consists of Messrs. Thomas A. Maloof, John G. Nackel and Dr. Antoinette T. Hubenette. Mr. Maloof serves as chairman of the audit committee. All members of the audit committee are independent directors, as defined in the NASDAQ Stock Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Our audit committee held six meetings in 2009. Each member of our audit committee can read, and has an understanding of, fundamental financial statements. Our Board of Directors has determined that Mr. Maloof qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. This designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Maloof’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Maloof any duties, obligations or liability that are greater than those generally imposed on him as a member of our audit committee and our board of directors, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors. The primary functions of this committee include overseeing:

•	the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;

•	the functioning of our internal controls;

•	procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	the approval of our transactions with related persons;

•	pre-approving all audit and permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;

•	the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements;

•	the company’s legal compliance programs and any legal or regulatory matters that may have a material impact on the Company’s financial statements; and

•	the portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

Both representatives of our independent registered public accounting firm and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Nomination and Corporate Governance Committee.  Our nomination and corporate governance committee consists of Messrs. John G. Nackel, Thomas A. Maloof and Dr. Antoinette T. Hubenette. John G. Nackel serves as the chairman of the nomination and corporate governance committee. All members of the nomination and corporate governance committee are independent directors, as defined in the NASDAQ Stock Market listing standards. Our nomination and corporate governance committee held three meetings in 2009. The primary functions of this committee include:

•	assisting the Board of Directors in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board are expected to possess;

•	identifying and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and our nomination and corporate governance committee;

•	selecting, or recommending that our Board selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board occurring between annual meetings of stockholders;

•	management succession planning; and

•	developing, recommending to our Board, and assessing corporate governance policies for us.

Quality Assurance and Compliance Committee.  Our quality assurance and compliance committee is comprised of Messrs. Roy E. Christensen, Christopher R. Christensen, Van R. Johnson and Dr. Antoinette T. Hubenette. Dr. Hubenette currently serves as the chairperson of this committee. The functions of this committee include:

•	promulgating, and updating from time to time as appropriate, a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility;

•	designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;

•	ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;

•	establishing lines of communication for escalating compliance and quality control issues to our quality assurance and compliance committee and our Board;

•	establishing a system for internal monitoring and auditing of compliance and quality control issues; and

•	causing our officers to respond, as appropriate, to compliance and quality control issues and to take effective corrective action.

Board Role in Risk Oversight

Our Board of Directors is responsible for overseeing the Company’s management of risk. The Board strives to effectively oversee the Company’s enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders. The Board of Directors understands that its focus on effective risk oversight is critical to setting the Company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company’s risk philosophy by having discussions with management to establish a mutual understanding of the Company’s overall appetite for risk. Our Board of Directors maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company’s most significant risk exposures. Our Board expects frequent updates from management about the Company’s most significant risks so as to enable it to evaluate whether management is responding appropriately.

Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our audit committee periodically discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our compensation committee helps the Board to identify the Company’s exposure to any risks potentially created by our compensation programs and practices. Our nominating and corporate governance and quality assurance and compliance committees oversee risks relating to the Company’s corporate compliance programs and assist the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

The Company’s Director Nomination Process

As indicated above, our nomination and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nomination and corporate governance committee charter, which is available at our website at

www.ensigngroup.net, these criteria include, the candidate’s personal and professional integrity, the candidate’s financial literacy or other professional or business experience relevant to an understanding of the Company and its business, the candidate’s demonstrated ability to think and act independently and with sound judgment, and the candidate’s ability to be effective, in conjunction with other members or nominees of the Board of Directors in collectively serving the long-term interests of the Company and its stockholders. Our nomination and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nomination and corporate governance committee then selects, or recommends that our Board of Directors select, the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nomination and corporate governance committee charter requires that the governance committee consider each candidate’s qualities and skills and our nomination and corporate governance committee considers each candidate’s background, ability, judgment, skills and experience in the context of the needs and current make up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the healthcare and skilled nursing industries. These considerations help the Board of Directors as a whole to have the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nomination and corporate governance committee annually reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the nomination and corporate governance committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nomination and corporate governance committee will consider nominees for the Board recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, Nomination and Corporate Governance Committee, care of the Corporate Secretary of the Company, by the deadline for stockholder proposals set forth in the Company’s last proxy statement, specifying the information set forth in the nomination and corporate governance committee charter. All such recommendations will be brought to the attention of the nomination and corporate governance committee, and the nomination and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders.  Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our amended and restated bylaws. In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which public disclosure of the date of the meeting was made by the corporation, whichever occurs first. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 3.02 of our amended and restated bylaws.

Director Compensation

Our Chairman of the Board currently receives an annual retainer of $100,000; and each of our non-employee directors currently receives an annual retainer of $30,000. In addition, the chairman of the audit and quality assurance and compliance committees receive an annual retainer of $30,000 and the chairman of the compensation and nominating and corporate governance committees receives an annual retainer of $5,000. Each member of the audit and quality assurance and compliance committees receive an annual retainer of $15,000. Each Board member receives $1,500 for each Board, compensation and nominating and corporate governance committee meetings the director physically attends and $500 for each Board, compensation and nominating and corporate governance committee meeting attended telephonically.

In addition, under the terms of our 2007 Omnibus Incentive Plan, each non-employee director who is elected to a three-year term receives an automatic stock grant for 1,000 shares of common stock, on the date he or she is appointed, elected or re-elected (Automatic Stock Grant Program). In addition, on a quarterly basis, each non-employee director elected to a three-year term receives an automatic stock grant of 1,000 shares on the 15th day of the month subsequent to quarter end. Directors elected to fill less than a three-year term will receive a pro rata stock award. Pursuant to the Automatic Stock Grant Program, Board members receiving stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her.

The following table sets forth a summary of the compensation earned by our non-employee directors in 2009. Directors who are our employees do not receive any additional compensation for their service as directors.

Director Compensation — 2009

	Fees	Stock	All Other
	Earned	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)		($)

Roy E. Christensen	101,204	—	14	(3)	101,218
Antoinette T. Hubenette	74,250	20,750	—		95,000
Thomas A. Maloof	63,750	20,750	—		84,500
John G. Nackel	57,604	20,750	—		78,354
Van R. Johnson(4)	22,490	31,110	—		53,600

(1)	Fees earned by members of our Board of Directors were revised on July 23, 2009 to the amounts noted above. Prior to July 23, 2009, the chairperson of each of the audit committee and the quality assurance and compliance committee received an annual retainer of $12,500.

(2)	This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2009 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation (formerly Statement of Financial Accounting Standard (SFAS) 123R, Share-Based Payment (SFAS 123R)). Dr. Hubenette, Mr. Nackel and Mr. Maloof each received two grants of 667 stock awards on July 23, 2009 and October 15, 2009, respectively. Mr. Johnson received two grants of 1,000 stock awards on July 23, 2009 and October 15, 2009, respectively. The fair value of these options on the grant dates were $15.92 and $15.19, respectively. Compensation expense was recognized in full on the date these awards were granted as they were fully vested upon grant. As of December 31, 2009, Dr. Hubenette and Mr. Maloof each held options to purchase 12,000 shares of common stock and Mr. Nackel held stock options to purchase 24,000 shares of common stock.

(3)	Consists of term life insurance and accidental death and dismemberment insurance payments of $14.

(4)	Mr. Johnson was appointed to the Board on July 23, 2009.

Communications with Directors

Stockholders who would like to send communications to our Board may do so by submitting such communications to Gregory K. Stapley at The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Gregory K. Stapley will then distribute such information to our Board of Directors for review.

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at www.ensigngroup.net under the Investor Relations section.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2010. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2009 and 2008:

	2009	2008

Audit Fees(1)	$905,581	$1,016,384
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,200	2,000

Total	$907,781	$1,018,384

(1)	Audit Fees consist principally of fees for the audit of our financial statements and internal controls under the Sarbanes-Oxley Act of 2002, and review of our financial statements included in our Quarterly Reports on Form 10-Q, as well as fees incurred in connection with the preparation and filing of registration statements with the Securities and Exchange Commission.

(2)	These amounts represent subscription fees paid to Deloitte for use of an accounting research tool during the years ended December 31, 2009 and 2008.

Pre-Approval Policies

Our audit committee approved all audit, audit-related, tax and other services performed by our independent registered public accounting firm during the years presented. The audit committee has adopted an Audit and Non-

Audit Services Pre-Approval Policy. This policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the audit committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the audit committee is required. Specific pre-approval of services is considered at the regular meetings of the audit committee. The policy delegates authority to the Chairman of the audit committee to grant specific pre-approval between regularly scheduled audit committee meetings for audit services not to exceed $50,000 and non-audit services not to exceed $25,000. The policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the audit committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our audit committee has reviewed and discussed with our management our audited consolidated financial statements and the establishment and maintenance of internal controls over financial reporting and has discussed with our independent registered public accounting firm the matters required to be discussed by Professional Standards Vol. 1. AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Rule 2-07 of Regulation S-X (Communication with Audit Committees).

Our audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence).

Our audit committee has also considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors’ independence.

Based on its review, our audit committee recommended to our Board of Directors that the audited financial statements for the Company’s year ended December 31, 2009 be included in our Annual Report on Form 10-K for its year ended December 31, 2009, which was filed on February 17, 2010.

Submitted by:

Thomas A. Maloof (Chair)
Antoinette T. Hubenette
John G. Nackel
Members of the Audit Committee

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

EXECUTIVE OFFICERS

The following table presents information regarding our current executive officers and former Chief Financial Officer:

Name	Age	Position

Christopher R. Christensen	41	President, Chief Executive Officer and Director
Suzanne D. Snapper	36	Chief Financial Officer (beginning August 6, 2009)
Alan J. Norman	59	Former Chief Financial Officer (prior to August 6, 2009)
Gregory K. Stapley	50	Executive Vice President and Secretary
Beverly B. Wittekind	45	Vice President and General Counsel
Covey Christensen	36	President, The Flagstone Group, Inc.

Information on the business background of Christopher Christensen is set forth above under “Directors and Nominees.”

Suzanne D. Snapper has served as our Chief Financial Officer since August 2009, and previously served as our Vice President of Finance since joining Ensign in 2007. As Vice President of Finance, Ms. Snapper played a key role in taking the company public in 2007. She also oversaw the implementation of Ensign’s internal controls over financial reporting. Prior to joining the Company, she worked from 1996 to April 2007 as an accountant with KPMG LLP, where her practice included providing audit services for public companies in the technology, transportation and quick serve restaurant industries. Ms. Snapper is a certified public accountant. She holds a B.A. in Accounting from California State University, Fullerton.

Alan J. Norman served as our Chief Financial Officer from May 2003 to August 2009, and previously served as our Vice President of Finance since joining Ensign in 2000. Since his resignation as Chief Financial Officer in August 2009, Mr. Norman has served in an advisory role for the Company. Prior to joining Ensign, he served as the Financial Director and Business Development manager for Andial Corporation, an international wholesaler and retailer of specialty auto parts. Before that, he spent ten years in the healthcare field, where he was the Corporate Controller of Abbey Healthcare Group, a healthcare company providing equipment and services to the home. He has also served as Chief Financial Officer for a private commercial real estate development company.

Gregory K. Stapley has served as our Executive Vice President and Secretary since November 2009, and previously served as our Vice President and General Counsel since joining Ensign shortly after our inception in 1999, and subsequently also became our Secretary in January 2006. Mr. Stapley previously served as General Counsel for the Sedgwick Companies, an Orange County-based manufacturer, wholesaler and retailer with 192 retail outlets across the United States, where he was responsible for all of that company’s legal affairs, site acquisitions and developer relations. Prior to that, Mr. Stapley was a member of the Phoenix law firm of Jennings, Strouss & Salmon PLC, where his practice emphasized real estate and business transactions, and federal, state and local government relations.

Beverly B. Wittekind has served as our Vice President and General Counsel since November 2009, replacing Mr. Stapley in that role, and previously served as our Corporate Compliance Officer and as Vice President and General Counsel of our wholly-owned subsidiary, Ensign Facility Services, Inc., which operates our Service Center, since 2002. Prior to joining the Company, she worked at Vista Hospital Systems, a non-profit hospital system based in Corona, California, where she served as General Counsel, Chief Compliance Officer and Vice-President of Risk and Litigation Management. Ms. Wittekind is a graduate of the University of Notre Dame Law School and began her career in private practice at Snell & Wilmer and was a partner in the firm Doyle, Winthrop, Oberbillig and West, both in Phoenix, Arizona, where she specialized in the defense of healthcare providers in medical malpractice litigation.

Covey Christensen has served as President of our subsidiary, The Flagstone Group, Inc., which oversees the operation of 15 facilities in Southern California, since February 2008. He had previously served as the CEO and Administrator of the Company’s flagship facility, Southland Care Center & Home, since 2004. From 1999 until 2004, Mr. Covey Christensen served as the administrator in three of our facilities. He holds a B.S. in Accounting from Brigham Young University, and was an accountant with PricewaterhouseCoopers LLP before joining Ensign in 1999.

Christopher Christensen and Covey Christensen are sons of Roy Christensen.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Christopher R. Christensen, Suzanne D. Snapper, Alan J. Norman, Gregory K. Stapley, Beverly B. Wittekind, Covey C. Christensen and Michael C. Dalton (“Named Executive Officers”).

Compensation Policy and Objectives

We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, should be based upon the value each executive officer provides to our company, and should be designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be directly related to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board of Directors and compensation committee that the total compensation program for executive officers should consist of the following:

•	Base salary;

•	Annual and other short-term cash bonuses;

•	Long-term incentive compensation; and

•	Certain other benefits.

The compensation committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our executive officers to take unnecessary risks in managing their respective business divisions or functions. As discussed above, a substantial portion of our executive officers’ compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive’s annual incentive compensation award, such as positive survey results, clinical quality standards, positive patient feedback and feedback from other employees regarding such executives’ performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the compensation committee believes that the various elements of our executive compensation program sufficiently tie our executives’ compensation opportunities to our focus on sustained long-term growth and performance.

In establishing our executive compensation packages, the compensation committee has historically reviewed compensation packages of executives of companies in the skilled nursing industry based on publicly available information. Our compensation committee has sole authority to retain and terminate the services of a compensation consultant who reports to the compensation committee. Our compensation committee has engaged Steven Hall & Partners, a national consulting firm, to assist it in assessing industry comparability and competitiveness of our executive compensation packages to assist the compensation committee in establishing, developing and validating our executive compensation and incentive programs beginning in fiscal year 2009.

Services performed by the compensation consultant for the compensation committee during 2009 included the following: an evaluation of levels of executive compensation as compared to general market compensation data and peer companies’ compensation data; an evaluation of proposed compensation programs or changes to existing programs; an evaluation of proposed stock and option awards; and information on current executive compensation trends and regulations.

Principal Economic Elements of Executive Compensation

Base Salary.  We believe it is important to pay our executives salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We have historically validated our compensation decisions by comparing the compensation of executives at other public companies in the skilled nursing industry to the compensation of our executives. Our compensation committee reviewed the published compensation of the named executive officers of National Healthcare Corporation, Sun Healthcare Group, Inc., Kindred Healthcare, Inc. and Skilled Healthcare Group, Inc. We believe that the base salaries and the total compensation of our executives are comparable to the median base salaries and median total compensation of executives with similar positions at comparable companies. Each of our executive’s base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The compensation committee considered each of these factors in determining the compensation each executive would be paid in 2009. We may elect to change this practice in future years, and the compensation committee has employed a compensation consultant to examine the company’s compensation practices beginning in 2009. The decision, if any, to materially increase or decrease an executive’s base salary in subsequent years will likely be based upon these same factors and others recommended by the compensation consultants. Our compensation committee makes decisions regarding base salary at the time the executive is hired and makes decisions regarding any changes to base salary on an annual basis.

Annual Cash Bonuses.  We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance. In the first quarter of each year, our compensation committee identifies the plan’s participants for the year and establishes an objective formula by which the amount, if any, of the plan’s bonus pool will be determined. This formula is based upon annual income before provision for income taxes. Our compensation committee established the following formula for the 2009 bonus pool:

Annual Income Before Provision for Income
Taxes (“EBT”) in 2009	Bonus Pool

For EBT up to $36 million	$0
For EBT greater than $36 million, but less than $40 million	Amount of EBT between $36 million and $40 million * 5.0%
For EBT greater than $40 million, but less than $44 million	$0.2 million + (amount of EBT between $40 million and $44 million * 7.5)%
For EBT greater than $44 million, but less than $48 million	$0.5 million + (amount of EBT between $44 million and $48 million * 10)%
For EBT greater than $48 million, but less than $52 million	$0.9 million + (amount of EBT between $48 million and $52 million * 12.5)%
For EBT greater than $52 million, but less than $55 million	$1.4 million + (amount of EBT between $52 million and $55 million * 15)%
For EBT greater than $55 million, but less than $58 million	$1.85 million + (amount of EBT between $55 million and $58 million * 17.5)%
For EBT greater than $58 million	$2.375 million + (amount of EBT greater than $58 million *20%)

In the first quarter of the subsequent year, our compensation committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the compensation committee’s perceptions of each participating executive’s contribution to both our clinical and financial performance during the preceding year, and value to the organization going forward. The financial measure that our compensation committee considers is our annual income before provision for income taxes. The clinical measures that our compensation committee considers include our success in achieving positive survey results and the extent of positive patient and resident feedback. Our compensation committee also reviews and considers feedback from other employees regarding the executive’s performance. Our compensation committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula. For 2009, the compensation committee did not cap the executive bonus pool. Based upon the predetermined formula, the bonus pool for 2009, taking into account a negative adjustment for the Company’s clinical performance of $112,473, was $1,494,278. Bonuses for 2009 performance were allocated to the Named Executive Officers who participated in the executive incentive program as follows: Christopher Christensen, $498,342, Suzanne Snapper, $143,797, Alan Norman, $143,797 and Gregory Stapley, $498,342. In addition, Suzanne Snapper and Alan Norman participated in the Company’s discretionary bonus pool for the period of time they were not acting as the Chief Financial Officer. Bonuses received under the Company’s discretionary bonus pool for Suzanne Snapper and Alan Norman were $83,797 and $56,203, respectively. Each year, our compensation committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the compensation committee has increased the amount of annual income before provision for income taxes that must be achieved in order to create the same bonus pool as the preceding year in order to increase the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the compensation committee’s determination of each participating executive’s contribution to our annual performance and value to the organization going forward. The 2010 financial performance goals and bonus pool formula have been established by the compensation committee consistent with historical practices.

Long-Term Incentive Compensation.  We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards, and to this end, our Board of Directors has in the past administered our option plans liberally in terms of frequency and number of stock option grants. We have adopted the 2001 Stock Option, Deferred Stock and Restricted Stock Plan, the 2005 Stock Incentive Plan and the 2007 Omnibus Incentive Plan. These plans permit the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options. In addition, these stock options were historically exercisable for shares of restricted stock prior to the vesting of the stock option; however, we abandoned that practice with the adoption of the 2007 Omnibus Incentive Plan, although a number of our option holders still have unvested and unexercised options under our 2001 and 2005 plans which may be exercised prior to vesting. Unvested shares of restricted stock are generally subject to repurchase by us in the event the employee’s employment is terminated for any reason prior to the vesting of such shares. Some of the restricted stock agreements provided for termination of our repurchase right upon the consummation of our initial public offering.

Although we do not have formal stock ownership guidelines, in order to preserve the linkage between the interests of executives and other key personnel and those of stockholders, we focus on granting stock options to those executives and others who do not already have a significant level of stock ownership. Although historically we have not granted stock options to Christopher Christensen or Gregory Stapley, because each of them already has a significant level of stock ownership, we may decide to do so in the future if we believe it is necessary for incentive and retention purposes. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock based awards, which will vest based on continued employment. Early in our history, we made a very limited number of restricted stock grants, but we have not done so since 2001 and we do not have any policies for allocating compensation to different forms of equity awards. We also do not have any policies for allocating compensation between long-term and currently paid out compensation or between cash and non-cash compensation or among different forms of non-cash compensation. In the future, our decision to allocate compensation to one form over another may be driven by considerations regarding their accounting impact.

Except with respect to grants to our directors, the stock options that we grant generally vest as to 20% of the shares of common stock underlying the option on each anniversary of the grant date. The Company has no policy requiring Named Executive Officers to hold options after vesting. In addition, these stock options generally have a maximum term of ten years. The grant dates of our stock options are generally the date our Board of Directors or compensation committee meets to approve such stock option grants. Our Board of Directors or compensation committee historically has approved stock option grants at regularly scheduled meetings. Our Board of Directors and compensation committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement grant, regardless of whether or not our Board of Directors or compensation committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents.

Because of his large equity stake, we have never granted stock options to our President and Chief Executive Officer, Christopher Christensen. Mr. Christopher Christensen historically has made recommendations to our Compensation Committee and Board of Directors regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock options or the timing of our stock option grants, we have historically granted stock options or restricted stock to high-performing employees (i) in recognition of their individual achievements and contributions to our company, and (ii) in anticipation of their future service and achievements.

Other Compensation.  Our executives are eligible to receive the same benefits that are available to all employees. In addition, we pay the premiums to provide life insurance equal to each executive’s annual salary and the premiums to provide accidental death and dismemberment insurance. For 2009, Christopher Christensen received an automobile allowance of $15,900.

Principal Economic Elements of Compensation for Presidents of Our Six Portfolio Companies

Base Salary.  We believe that while it is important for us to compensate the presidents of our portfolio companies competitively, we can encourage faster and more meaningful personal growth in these key leaders and better performance in their separate companies by keeping base salaries relatively low, while offering these executives a more entrepreneurial and professionally motivating experience through significant cash and stock incentives. The level of each president’s base salary is generally determined based upon our performance, the president’s performance, the respective portfolio company’s overall performance, and considerations such as the cost of living in the markets they serve, among other things. Our management exercises discretion in deciding how to reflect these items in setting base salary. Material increases or decreases in a president’s base salary are based upon these same factors, with decisions regarding any changes to base salary generally made on an annual basis.

Short-Term Cash Bonuses.  Presidents of our portfolio companies may earn cash bonuses by meeting clinical and financial measurements for their respective portfolio companies. They are eligible to earn short-term cash bonuses, the amount of which is established pursuant to a formula based upon their respective portfolio company’s income before provision for income taxes. The amount of these bonuses increases for each tier of the target milestones, and such bonuses are not subject to a cap. Each year the formula is based upon exceeding the most successful year to date, so it becomes increasingly more difficult for presidents to earn the same bonus each year. The bonuses are determined based upon management’s perception of each president’s contribution to the achievement of clinical and financial objectives during the preceding year at their portfolio company, and the value to the portfolio company going forward. The financial objective that we consider is the president’s contribution to his portfolio company’s annual income before provision for income taxes. The clinical measures that management considers include factors such as the president’s contribution to achieving positive survey results, and positive patient and resident feedback. Management also reviews and considers feedback from other employees regarding the president’s performance. Although these bonuses historically have been earned on a quarterly basis, beginning in 2007 we transitioned to an annual bonus structure for these presidents. Management has also elected to recognize the efforts of outstanding performers in the group with supplemental cash bonuses where merited, and these bonuses are discretionary. For their performance during the 2009 fiscal year, we paid the six presidents of our six principal portfolio companies an aggregate of approximately $1.3 million in cash bonuses, compared to an aggregate of approximately $1.8 million paid to the five presidents for the 2008 fiscal year.

Long-Term Incentive Compensation.  Two of the main objectives of placing presidents over separate portfolio companies were to enhance our ownership culture and to preserve and extend the entrepreneurial spirit that we believe has been crucial to our success to date. We encourage long-term performance by our presidents through the use of stock-based awards, and our Board of Directors has made significant stock option grants to these presidents. Each of the stock options issued pursuant to our 2001 and 2005 plans may be exercised for shares of restricted stock prior to the vesting of the stock option. With some exceptions (such as in the event of death or disability), such shares of restricted stock are subject to repurchase by us in the event the president’s employment is terminated for any reason prior to the vesting of such shares. Each of these stock options has a maximum term of ten years, and vests as to 20% of the shares of common stock underlying the option grant on each anniversary of the grant date, with an exercise price generally equal to the fair market value of our common stock as determined on the date of the grant. Some of the restricted stock agreements provided for termination of our repurchase right upon the consummation of our initial public offering.

Other Compensation.  Our presidents are eligible to receive the same benefits that are available to all employees. With the exception of a small car allowance currently provided to our presidents, we do not have programs for providing perquisites or other personal benefits to presidents other than what is provided to a broad range of employees. For 2009, Covey Christensen and Michael Dalton received automobile allowances of $11,000 each.

Principal Elements of Director Compensation

We do not compensate our non-employee directors other than for their service on our Board of Directors or its committees. Historically, we have compensated our non-employee board members based upon what we considered to be fair compensation without considering compensation paid by other companies. Compensation for board and committee service is now partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the skilled nursing industry. To establish board compensation for 2007, our compensation committee reviewed the published director compensation information of other skilled nursing companies, including National Healthcare Corporation, Sun Healthcare Group, Inc., Kindred Healthcare, Inc. and Skilled Healthcare Group, Inc. Based on these reviews, the compensation committee set its annual retainers for outside directors and the chairman of the board, payments for board and committee meeting attendance, and retainers to the chairpersons of each committee at levels that we believe are comparable to the median cash compensation paid to directors of these companies, except that we believe that (i) the cash compensation payable to the chairperson of our audit committee is more than the median compensation paid to audit committee chairpersons of these other companies, and (ii) the cash compensation payable to the chairman of our board is approximately equal to or less than the median cash compensation paid to the chairpersons of the boards of directors of these other companies who receive compensation for their role as chairpersons of the board and who are not also serving as the chief executive officers of such companies. We have employed this methodology to set compensation for our non-employee directors for 2009, but the compensation committee has employed a compensation consultant to assist in refining the methodology used to set compensation for our non-employee directors during future fiscal years.

Prior to completing our initial public offering in 2007 we made only two stock option grants to our non-employee directors, which vested immediately upon the grant date. In addition, Thomas Maloof purchased 100,000 shares of restricted stock for $6,250 on August 3, 2000. Our 2007 Omnibus Incentive Plan contains an automatic option grant program for our directors. Pursuant to the automatic option grant program, Class I non-employee directors will each receive an award of 667 shares of common stock on the 15th day of the month subsequent to the quarter end for each quarter in their three-year terms, ending with the earlier of (i) the second fiscal quarter of the 2011 fiscal year or (ii) cessation of such board member’s service on the board for any reason. Beginning with the third fiscal quarter of the 2011 fiscal year, each Class I non-employee director will each receive an award of 1,000 shares for each quarter of service. Class III non-employee directors will each received an award of 667 shares of common stock on the 15th day of the month subsequent to the quarter end for each quarter in their three-year terms, ending with the earlier of (i) the second fiscal quarter of the 2010 fiscal year or (ii) cessation of such board member’s service on the board for any reason. Beginning with the third fiscal quarter of the 2010 fiscal year, each Class III non-employee director will receive an award of 1,000 shares for each quarter of service. Class II non-employee directors will each receive an award of 1,000 shares of common stock on the 15th day of the month subsequent to quarter end for each quarter of their three-year terms. Directors elected to fill less than a three-year term will receive a pro rata award. Our Board of Directors and compensation committee considered the total compensation paid to directors of the companies named above in deciding to award these automatic stock awards. However, our Board of Directors and compensation committee determined the amount of stock awards based upon what they considered to be an appropriate incentive for board service to our company, and they did not attempt to base this number upon the number awarded to directors of these other companies. Our Board has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the board. For example, in 2008, the board determined that Mr. Nackel should receive a grant of 12,000 options scheduled to vest over his initial three-year term, as a sign-on incentive in addition to his automatic grant of 12,000 options and other regular compensation for board service. These options were issued at an exercise price equal to the closing price of our stock on the grant date.

Tax Treatment of Compensation

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our principal executive officer and to each of our three most highly compensated officers (other than our principal financial officer) to $1.0 million per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of performance-based compensation. In the past, annual cash compensation to our executive officers has not exceeded $1.0 million per person, so the compensation has been deductible. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1.0 million. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1.0 million cap on deductibility. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the compensation committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by:

John G. Nackel (Chair)
Thomas A. Maloof
Dr. Antoinette T. Hubenette
Van R. Johnson
Members of the Compensation Committee

Executive Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2009 by our Named Executive Officers. We have not entered into any employment agreements with our executive officers. For a discussion of the compensation of our directors, see “Director Compensation” described in Proposal 1 above.

Summary Compensation Table

					Non-Equity
					Incentive Plan
		Salary	Bonus	Option	Compensation		Other
Name and Principal Position	Year(1)	($)	($)(2)	Awards(3)	($)		Compensation ($)		Total ($)

Christopher R. Christensen	2009	410,531	498,342	—	—		17,758	(5)	926,631
Chief Executive	2008	393,750	575,189	—	—		17,719		986,658
Officer and President	2007	374,983	310,000	—	—		17,768		702,751
Suzanne D. Snapper	2009	232,100	227,594	289,831	—		1,101	(6)	750,626
Chief Financial Officer	—	—	—	—	—		—		—
	—	—	—	—	—		—		—
Alan J. Norman	2009	248,497	200,000	—	—		1,542	(7)	450,039
Chief Financial Officer	2008	239,583	293,346	—	—		1,732		534,661
	2007	228,308	169,633	—	—		2,062		400,003
Gregory K. Stapley	2009	342,552	498,342	—	—		1,909	(8)	842,803
Executive Vice President and	2008	328,125	575,189	—	—		1,801		905,115
Secretary	2007	312,483	310,000	—	—		1,765		624,247
Beverly B. Wittekind	2009	234,400	40,000	57,333	—		1,437	(9)	333,170
Vice President and	—	—	—	—	—		—		—
General Counsel	—	—	—	—	—		—		—
Covey C. Christensen	2009	196,154	—	98,466	412,979	(4)	11,481	(10)	719,080
President, The	2008	185,159	—	276,282	479,381		13,292		954,114
Flagstone Group, Inc.	—	—	—	—	—		—		—
Michael C. Dalton	2009	183,849	—	158,483	422,938	(4)	11,375	(11)	776,645
President, Bandera	2008	175,000	—	68,270	585,503		11,415		840,188
Healthcare, Inc.	—	—	—	—	—		—		—

(1)	This column reflects the years in which the individuals named were Named Executive Officers. Suzanne Snapper and Beverly Wittekind were not Named Executive Officers during fiscal years 2008 and 2007. Covey Christensen and Michael Dalton were not Named Executive Officers during fiscal year 2007.

(2)	The amounts shown in this column constitute the cash bonuses made to certain Named Executive Officers. Christopher Christensen, Suzanne Snapper, Alan Norman, Gregory Stapley and Beverly Wittekind participated in our executive incentive program. These awards are discussed in further detail under the heading “Principal Elements of Executive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. Suzanne Snapper and Alan Norman participated in our discretionary bonus program for all non-executive employees for the period of time which they did not act as the Chief Financial Officer of the Company. Bonuses received under the Company’s discretionary bonus pool for Suzanne Snapper and Alan Norman were $83,797 and $56,203, respectively.

(3)	The amounts shown are the amounts of compensation cost to be recognized by us in the current and future fiscal years related to options to purchase common stock which were granted during fiscal year 2009, as a result of the adoption of ASC 718 (formerly SFAS 123R). These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(4)	Michael Dalton and Covey Christensen participated in our bonus program for presidents of our portfolio companies. These awards are discussed in further detail under the heading “Elements of Compensation for

Presidents of Our Six Portfolio Companies” in the Compensation Discussion and Analysis section of this Proxy Statement.

(5)	Consists of term life insurance and accidental death and dismemberment insurance payments of $139, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,719, and a car allowance of $15,900.

(6)	Consists of term life insurance and accidental death and dismemberment insurance payments of $46 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,055.

(7)	Consists of term life insurance and accidental death and dismemberment insurance payments of $75 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,467.

(8)	Consists of term life and accidental death and dismemberment insurance payments of $128 and a matching contribution to The Ensign Group, Inc. 401(k) retirement program of $1,781.

(9)	Consists of term life and accidental death and dismemberment insurance payments of $39 and a matching contribution to The Ensign Group, Inc. 401(k) retirement program of $1,398.

(10)	Consists of term life insurance and accidental death and dismemberment insurance payments of $66, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $415 and a car allowance of $11,000.

(11)	Consists of term life insurance and accidental death and dismemberment insurance payments of $73, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $302 and a car allowance of $11,000.

Grants of Plan-Based Awards — 2009

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2009.

						All Other
						Option
						Awards:
						Number of		Grant Date
		Estimated Future Payouts Under				Securities	Exercise or Base	Fair Value of
	Grant	Non-Equity Incentive Plan Awards				Underlying	Price of Option	Option
Name	Date	Threshold ($)	Target ($)		Maximum ($)	Options (#)	Awards ($/Sh)	Awards ($)(2)

Christopher R. Christensen Chief Executive Officer and President	—	—	—		—	—	—	—
Suzanne D. Snapper	1/29/09	—	—		—	6,000	16.70	49,864
Chief Financial Officer	4/30/09	—	—		—	15,000	15.50	116,344
	7/23/09	—	—		—	6,000	15.92	48,602
	12/17/09	—	—		—	10,000	14.88	75,022
Alan J. Norman Chief Financial Officer	—	—	—		—	—	—	—
Gregory K. Stapley Executive Vice President and Secretary	—	—	—		—	—	—	—
Beverly B. Wittekind	1/29/09	—	—		—	3,000	16.70	24,932
Vice President and General Counsel	7/23/09	—	—		—	4,000	15.92	32,401
Covey C. Christensen	1/29/09	—	—		—	6,000	16.70	49,864
President, The	7/23/09	—	—		—	6,000	15.92	48,602
Flagstone Group, Inc.		—	0	(1)	—	—	—	—
Michael C. Dalton	1/29/09	—	—		—	6,000	16.70	49,864
President, Bandera	7/23/09	—	—		—	6,000	15.92	48,602
Healthcare, Inc.	12/17/09	—	—		—	8,000	14.88	60,017
		—	0	(1)	—	—	—	—

(1)	Michael Dalton and Covey Christensen participate in our bonus program for the presidents of our portfolio companies. Presidents of our portfolio companies may earn cash bonuses for their respective subsidiaries meeting clinical standards and financial milestones pursuant to a predetermined formula based upon their respective subsidiaries’ income before provision for income taxes. This bonus program does not provide for threshold or maximum payout amounts. The amount reported in the target performance column is derived by inputting the results of the applicable subsidiary from fiscal 2008 into the formula used in 2009 and computing what the payout would be in 2009 if such subsidiary had the same results in 2009 that it had in 2008. This amount may or may not be indicative of the probable result for 2009. The actual bonus amounts earned by Michael Dalton and Covey Christensen in 2009 are shown in the “Summary Compensation Table” above.

(2)	The amounts shown are the aggregate fair value of the option awards related to options to purchase common stock which were granted in fiscal year 2009, which will be recognized over the five year vesting period, as a result of the adoption of ASC 718 (formerly SFAS 123R). These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2009.

Outstanding Equity Awards at Fiscal Year-End — 2009

The following table lists the outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2009.

	Option Awards							Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
											Plan	Awards:
					Equity						Awards:	Market
					Incentive						Number of	or Payout
					Plan						Unearned	Value of
					Awards:					Market	Shares,	Unearned
	Number of		Number of		Number			Number of		Value of	Units or	Shares,
	Securities		Securities		of Securities			Shares or		Shares or	Other	Units or
	Underlying		Underlying		Underlying			Units of		Units of	Rights	Other
	Unexercised		Unexercised		Unexercised	Option		Stock That		Stock That	That Have	Rights
	Options		Options		Unearned	Exercise	Option	Have Not		Have Not	Not	That Have
	Exercisable		Unexercisable		Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	(#)(1)(2)		(#)(2)		(#)	($)	Date	(#)(3)		($)(4)	(#)	($)

Christopher R. Christensen	—		—		—	—	—	—		—	—	—
Chief Executive Officer and President
Suzanne D. Snapper	3,500	(5)	14,000	(5)	—	11.03	1/21/18	—		—	—	—
Chief Financial	1,400	(6)	5,600	(6)	—	12.00	7/30/18	—		—	—	—
Officer	1,200	(7)	4,800	(7)	—	14.87	10/28/18	—		—	—	—
	—		6,000	(8)	—	16.70	1/28/19	—		—	—	—
	—		15,000	(9)	—	15.50	4/29/19	—		—	—	—
	—		6,000	(10)	—	15.92	7/22/19	—		—	—	—
	—		10,000	(11)	—	14.88	12/16/19	—		—	—	—
Alan J. Norman	—	(12)	—		—	5.75	10/31/15	6,000	(12)	92,220	—	—
Chief Financial	5,000	(13)	—		—	7.50	07/25/16	—		—	—	—
Officer												—
Gregory K. Stapley	—		—		—	—	—	—		—	—	—
Executive Vice President and Secretary
Beverly B. Wittekind	4,000	(14)	—		—	0.81	11/18/13	—		—	—	—
Vice President and	10,000	(15)	—		—	5.75	10/31/15	—		—	—	—
General Counsel	5,000	(16)	—		—	7.50	7/25/16	—		—	—	—
	800	(17)	3,200	(17)	—	11.03	1/21/18	—		—	—	—
	—		3,000	(18)	—	16.70	1/28/19	—		—	—	—
	—		4,000	(19)	—	15.92	7/22/19	—		—	—	—
Covey C. Christensen	8,000	(20)	—		—	5.75	10/31/15	—		—	—	—
President, The	4,000	(21)	—		—	7.50	7/25/16	—		—	—	—
Flagstone Group, Inc.	9,000	(22)	36,000	(22)	—	11.03	1/21/18	—		—	—	—
	2,000	(23)	8,000	(23)	—	14.87	10/28/18	—		—	—	—
	—		6,000	(24)	—	16.70	1/28/19	—		—	—	—
	—		6,000	(25)	—	15.92	7/22/19	—		—	—	—
Michael C. Dalton	—	(26)	—		—	5.75	10/31/15	4,000	(26)	61,480	—	—
President, Bandera	5,000	(27)	—		—	7.50	7/25/16	—		—	—	—
Healthcare, Inc.	5,000	(28)	—		—	7.50	7/25/16	—		—	—	—
	40,000	(29)	—		—	7.50	7/25/16	—		—	—	—
	2,000	(30)	8,000	(30)	—	14.87	10/28/18	—		—	—	—
	—		6,000	(31)	—	16.70	1/28/19	—		—	—	—
	—		6,000	(32)	—	15.92	7/22/19	—		—	—	—
	—		8,000	(33)	—	14.88	12/16/19	—		—	—	—

(1)	All options granted under the Company’s 2001 and 2005 Plans, held by our Named Executive Officers, may be early exercised.

(2)	Options vest in equal annual installments (20% each year) on the anniversary of the date of grant with the exercised portion of partially exercised options vesting prior to the unexercised portion of such options.

(3)	The shares listed below were issued pursuant to the early exercise of stock options to purchase shares of our common stock. These shares are subject to a right of repurchase held by us that lapses over time based upon the vesting schedule of the originally issued stock options.

(4)	The market value of these shares at December 31, 2009 was $15.37.

(5)	Represents stock options granted on January 22, 2008 to purchase up to 17,500 shares, of which 3,500 were vested as of December 31, 2009.

(6)	Represents stock options granted on July 31, 2008 to purchase up to 7,000 shares, of which 1,400 were vested as of December 31, 2009.

(7)	Represents stock options granted on October 29, 2008 to purchase up to 6,000 shares, of which 1,200 were vested as of December 31, 2009.

(8)	Represents stock options granted on January 29, 2009 to purchase up to 6,000 shares, of which 0 were vested as of December 31, 2009.

(9)	Represents stock options granted on April 30, 2009 to purchase up to 15,000 shares, of which 0 were vested as of December 31, 2009.

(10)	Represents stock options granted on July 23, 2009 to purchase up to 6,000 shares, of which 0 were vested as of December 31, 2009.

(11)	Represents stock options granted on December 17, 2009 to purchase up to 10,000 shares, of which 0 were vested as of December 31, 2009.

(12)	Represents stock options granted on November 1, 2005 to purchase up to 30,000 shares. On January 29, 2008, Mr. Norman early exercised stock options to purchase the remaining 15,000 unexercised shares. Such shares became restricted stock, subject to the same vesting schedule as the stock options, of which 6,000 shares were unvested at fiscal year-end and 9,000 shares were vested at fiscal year-end.

(13)	Represents stock options granted on July 26, 2006 to purchase up to 5,000 shares, of which 4,000 were vested as of December 31, 2009.

(14)	Represents stock options granted on November 19, 2003 to purchase up to 16,000 shares, of which 12,000 were exercised and the remaining 4,000 were vested as of December 31, 2009.

(15)	Represents stock options granted on November 1, 2005 to purchase up to 10,000 shares, of which 8,000 were vested as of December 31, 2009.

(16)	Represents stock options granted on July 26, 2006 to purchase up to 5,000 shares, of which 3,000 were vested as of December 31, 2009.

(17)	Represents stock options granted on January 22, 2008 to purchase up to 4,000 shares, of which 800 were vested as of December 31, 2009.

(18)	Represents stock options granted on January 29, 2009 to purchase up to 3,000 shares, of which 0 were vested as of December 31, 2009.

(19)	Represents stock options granted on July 23, 2009 to purchase up to 4,000 shares, of which 0 were vested as of December 31, 2009.

(20)	Represents stock options granted November 1, 2005 to purchase up to 8,000 shares, of which 6,400 were vested as of December 31, 2000.

(21)	Represents stock options granted on July 26, 2006 to purchase up to 4,000 shares, of which 2,400 were vested as of December 31, 2009.

(22)	Represents stock options granted on January 22, 2008 to purchase up to 45,000 shares, of which 9,000 were vested as of December 31, 2009.

(23)	Represents stock options granted on October 29, 2008 to purchase up to 10,000 shares, of which 2,000 were vested as of December 31, 2009.

(24)	Represents stock options granted on January 29, 2009 to purchase up to 6,000 shares, of which 0 were vested as of December 31, 2009.

(25)	Represents stock options granted on July 23, 2009 to purchase up to 6,000 shares, of which 0 were vested as of December 31, 2009.

(26)	Represents stock options granted on November 1, 2005 to purchase up to 20,000 shares. On December 28, 2007, Mr. Dalton early exercised stock options to purchase 20,000 shares. Such shares became restricted stock, subject to the same vesting schedule as the stock options, of which 4,000 shares were unvested and 16,000 shares were vested as of December 31, 2009

(27)	Represents stock options granted on July 26, 2006 to purchase up to 5,000 shares, of which 3,000 were vested as of December 31, 2009.

(28)	Represents stock options granted on July 26, 2006 to purchase up to 5,000 shares, of which 3,000 were vested as of December 31, 2009.

(29)	Represents stock options granted on July 26, 2006 to purchase up to 40,000 shares, of which 24,000 were vested as of December 31, 2009.

(30)	Represents stock options granted on October 29, 2008 to purchase up to 10,000 shares, of which 2,000 were vested as of December 31, 2009.

(31)	Represents stock options granted on January 29, 2009 to purchase up to 6,000 shares, of which 0 were vested as of December 31, 2009.

(32)	Represents stock options granted on July 23, 2009 to purchase up to 6,000 shares, of which 0 were vested as of December 31, 2009.

(33)	Represents stock options granted on December 17, 2009 to purchase up to 8,000 shares, of which 0 were vested as of December 31, 2009.

Option Exercises and Stock Vested — 2009

The following table provides information for our Named Executive Officers about options that were exercised and restricted stock that vested during 2009.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired on		Value Realized
Name	on Exercise (#)	on Exercise ($)	Vesting (#)		on Vesting ($)(1)

Christopher R. Christensen Chief Executive Officer and President	—	—	—		—
Suzanne D. Snapper Chief Financial Officer	—	—	—		—
Alan J. Norman Chief Financial Officer	—	—	6,000	(2)	90,180
Gregory K. Stapley Executive Vice President and Secretary	—	—	—		—
Beverly B. Wittekind Vice President and General Counsel	—	—	—		—
Covey C. Christensen President, The Flagstone Group, Inc.	—	—	—		—
Michael C. Dalton President, Bandera Healthcare, Inc.	—	—	4,000	(3)	60,120

(1)	The aggregate value realized upon the vesting of the stock award is based upon the aggregate market value of the vested shares of our common stock on the vesting date.

(2)	On March 30, 2006, Mr. Norman partially exercised a stock option to purchase 15,000 shares, leaving 15,000 additional shares unexercised. On January 29, 2008, Mr. Norman exercised a stock option to purchase the remaining 15,000 unexercised shares. None of these 30,000 shares were vested at the time of the initial option exercise and 12,000 shares were vested at the time of the second option exercise. To the extent that the stock options had not fully vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock options, with the exercised portion of the initial exercise vesting prior to the second exercise portion of such options, of which 6,000 shares vested during 2009. The aggregate market value of the vested shares was calculated based on the market closing price of the Company’s common stock on November 2, 2009 of $15.03.

(3)	On December 28, 2007, Mr. Dalton exercised a stock option in full to purchase 20,000 shares, of which 8,000 shares were vested. To the extent that the stock options had not fully vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock options, of which 4,000 shares vested during 2009. The aggregate market value of the vested shares was calculated based on the market closing price of the Company’s common stock on November 2, 2009 of $15.03.

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our Named Executive Officers, changes in their compensation or a change in control. However, the administrator of our equity incentive plans has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Messrs. John G. Nackel, Thomas A. Maloof, Van R. Johnson and Dr. Antoinette T. Hubenette. None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2009 has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

We maintain our 2001 Stock Option, Deferred Stock and Restricted Stock Plan, our 2005 Stock Incentive Plan and our 2007 Omnibus Incentive Plan.

The following table provides information about equity awards under our equity compensation plans as of December 31, 2009:

Number of
Securities
Remaining Available
	Number of		for Future issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding,	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in
Plan Category	and Rights	and Rights	the First Column)

Equity compensation plans approved by security holders	$2,025,200	$10.68	$1,014,970	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	$2,025,200	$10.68	$1,014,970

(1)	The 2007 Omnibus Incentive Plan (the “2007 Plan) incorporates an evergreen formula pursuant to which on each January 1, the aggregate number of shares reserved for issuance under the 2007 Plan will increase by a number of shares equal to (i) the lesser of 1,000,000 shares of common stock or (ii) 2% of the number of shares outstanding as of the last day of the immediately preceding fiscal year or (iii) such lesser number as determined by our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 31, 2010 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following March 31, 2010 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 20,731,532 shares of common stock outstanding as of March 31, 2010. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

	Number of
	Shares Beneficially	Percent of
Name of Beneficial Owner	Owned(1)	Class

Named Executive Officers And Directors:
Christopher R. Christensen(2)	1,784,493	8.6
Suzanne D. Snapper(3)	13,800	*
Alan J. Norman(4)	329,000	1.6
Gregory K. Stapley(5)	1,095,300	5.3
Beverly B. Wittekind(6)	61,700	*
Michael C. Dalton(7)	104,100	*
Covey C. Christensen(8)	205,200	1.0
Roy E. Christensen(9)	3,245,831	15.7
Antoinette T. Hubenette	6,670	*
Thomas A. Maloof	69,625	*
John G. Nackel(10)	12,001	*
Van R. Johnson	3,000	*
All Executive Officers and Directors as a Group (10 Persons)(11)	6,497,620	31.2
Other Five Percent Stockholders:
Terri M. Christensen(12)	1,312,133	6.3
Heartland Advisors, Inc.(13)	1,200,180	5.8

*	Means less than 1%.

(1)	Includes shares of restricted stock. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us.

(2)	Represents 1,777,872 shares held by Hobble Creek Investments, of which Christopher Christensen is the sole member, 2,621 shares held by Christopher Christensen’s spouse, and 4,000 shares held by Mr. Christensen’s former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen’s former spouse holds voting and investment power over the shares held for their children.

(3)	Includes options to purchase 13,800 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2010.

(4)	Includes options to purchase 5,000 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2010.

(5)	Represents 1,034,300 shares held by the Stapley Family Trust dated April 25, 2006, 16,000 shares held by Deborah Stapley as custodian for the minor children of Gregory Stapley and Deborah Stapley under the California Uniform Transfers to Minor Act and 45,500 shares held by the Marian K. Stapley Revocable Trust dated April 29,1965, of which Mr. Stapley is trustee. Mr. Stapley and his spouse share voting and investment power over the shares held by the Stapley Family Trust, Mr. Stapley’s spouse holds voting and investment power over the shares held for their minor children and Mr. Stapley holds, as trustee, voting and investment power over the shares held by the Marian K. Stapley Revocable Trust.

(6)	Includes stock options to purchase 21,200 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2010.

(7)	Includes stock options to purchase 53,200 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2010.

(8)	Includes stock options to purchase 33,200 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2010.

(9)	Represents 3,245,831 shares held by the Christensen Family Trust dated August 17, 1992. Mr. Christensen and his spouse share voting and investment power over the Christensen Family Trust.

(10)	Represents 12,001 shares held by the Nackel Family Trust dated June 30, 1997. Mr. Nackel and his spouse share voting power and investment power over the Nackel Family Trust.

(11)	Includes stock options to purchase 68,200 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2010.

(12)	Represents beneficial ownership as of December 31, 2009 as reported on Schedule 13G filed by Ms. Christensen on February 16, 2010, which indicates that Ms. Christensen held 1,308,133 shares individually and 4,000 shares as custodian for her minor children under the California Uniform Transfers to Minor Act. Ms. Christensen holds voting and investment power over the shares held for her children. The business address of Ms. Christensen is c/o The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, CA 92691.

(13)	Represents beneficial ownership as of December 31, 2009 as reported on Schedule 13G filed by Heartland Advisors, Inc. on February 10, 2010, which indicates that Heartland Advisors, Inc. held 1,200,180 shares. The business address of Heartland Advisors, Inc. is 789 N. Water St., Milwaukee, WI 53202.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2009, with the exception of late filings by Mr. John Nackel and Dr. Antoinette Hubenette of Form 4s with respect to two (2) transactions, which were subsequently reported on a Form 4 shortly after the occurrence of such transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2009, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Compensation Discussion and Analysis” and the transactions described below.

Family Relationships

David Sedgwick is the brother-in-law of Gregory Stapley. David Sedgwick has served as our Vice President of Organizational Development since December 2006. Mr. Sedgwick joined Ensign in 2001, and from September 2002 to December 2006, he served as an administrator at several of our operating facilities. As Vice President of Organizational Development, Mr. Sedgwick is responsible for Ensign University, our training and professional growth program, and a key element of our talent-driven management approach. Mr. Sedgwick is also currently leading a number of employee and customer satisfaction and quality initiatives within our organization. From January 1, 2009 through December 31, 2009, we paid David Sedgwick total cash compensation of $473,561.

John Albrechtsen is a nephew of Roy Christensen and a cousin of Christopher Christensen and Covey Christensen. John Albrechtsen has served as a facility Executive Director since May 2009. He previously served as the President of our subsidiary, Touchstone Care, Inc., from January 2006 to May 2009 and as an administrator of one of our facilities from January 2004 to January 2006. From January 1, 2009 to December 31, 2009, we paid John Albrechtsen total cash compensation of $346,189, a portion of which was paid for his time as president of our subsidiary, Touchstone Care, Inc.

Brad Albrechtsen is a nephew of Roy Christensen and a cousin of Christopher Christensen and Covey Christensen. Brad Albrechtsen has served as a facility Executive Director since April 2008. He previously served as administrator-in-training from October 2007 to April 2008. From January 1, 2009 through December 31, 2009, we paid Brad Albrechtsen total cash compensation of $179,399.

Forrest Peterson is the brother-in-law of Barry Port. Forrest Peterson has served as a facility executive director since August 2006. He previously served as an administrator-in-training from April 2006 to August 2006. From January 1, 2009 to December 31, 2009, we paid Forrest Peterson total cash compensation of $114,682. On January 29, 2009, we granted Forrest Peterson 4,000 non-qualified stock options with an exercise price of $16.70 per share that vest over a five-year period from the grant date for aggregate stock compensation of $33,243.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors, officers and certain key employees. These indemnification agreements, along with our amended and restated certificate of incorporation and amended and restated bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

The Audit Committee has approved or ratified all of the transactions described in “Certain Relationships and Related Party Transactions.” We expect our audit committee will review potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 14, 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest.

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, pursuant to the policy, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or its chair. Pursuant to the policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the policy, no member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our amended and restated bylaws. Stockholder proposals that are intended to be presented at our 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than December 29, 2010, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our amended and restated bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our current amended and restated bylaws, the deadline for submitting a stockholder proposal or a nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which we publicly disclosure the date of the meeting, whichever occurs first.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our amended and restated bylaws and conditions established by the SEC.

OTHER MATTERS

We do not know of any business, other than described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the “Commission”). Any interested party may inspect information we have filed, without charge, at the public reference facilities of the Commission at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. In addition, the Commission maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the Commission at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 2010, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO GREGORY K. STAPLEY, SECRETARY, THE ENSIGN GROUP, INC., 27101 PUERTA REAL, SUITE 450, MISSION VIEJO, CALIFORNIA 92691.

PROXY
THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450, Mission Viejo, California 92691
ANNUAL MEETING OF STOCKHOLDERS, WEDNESDAY, MAY 19, 2010
(This Proxy is Solicited on Behalf of the Board of Directors)
The undersigned hereby appoints Christopher R. Christensen and Gregory K. Stapley, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Ensign Group, Inc. (“Ensign”) held of record by the undersigned on April 13, 2010 at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Ensign’s Southland Care Center and Home facility, located at 11701 Studebaker Road, Norwalk, California 90650 at 10:00 a.m. PDT, on Wednesday, May 19, 2010 and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2009, which were furnished with this proxy.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER
MEETING TO BE HELD ON MAY 19, 2010:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.CFPPROXY/6359
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the director nominee and FOR each of the other proposals set forth hereon.
1.	ELECTION OF CLASS III DIRECTORS as follows:

☐ FOR	☐ WITHHOLD
NOMINEE: Antoinette T. Hubenette, for a three-year term.

☐ FOR	☐ WITHHOLD
NOMINEE: Thomas A. Maloof, for a three-year term.
2.	RATIFICATION OF APPOINTMENT OF THE DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Share:

Name:		Acct #:

Address:
Signature

	Signature	Date:

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.